EXHIBIT 99.1


[LOGO]
NEW FRONTIER MEDIA

For Immediate Release
Contact: Karyn L. Miller, Chief Financial Officer
(303) 444-0900 x 102
kmiller@noof.com






               New Frontier Media Releases Third Quarter Results;
                             Chairman & CEO Resigns

BOULDER, COLORADO, February 14, 2003 -- New Frontier Media, Inc. (Nasdaq: NOOF), a leader in the electronic distribution of adult entertainment, announced its fiscal third quarter results for the quarter ended December 31, 2002. The Company reported net revenue of $8.6 million for the quarter compared to $12.4 million a year ago, representing a decrease of 31%. This decrease in net revenue for the quarter is attributable to a 65% decrease in net revenue generated by the Company's Internet Group and a 7% decrease in net revenue generated by its Subscription/PPV TV Group related to a continued decline in its C-Band revenue.

The Company reported EBITDA (earnings before interest, taxes, depreciation and amortization) of $1.0 million for the quarter ended December 31, 2002, prior to a $0.8 million non-cash impairment loss for certain URLs owned by the Internet Group and a $0.3 million favorable adjustment to the Company's restructuring reserve, compared to EBITDA of $2.0 million, prior to a $1.7 million favorable adjustment to the Company's legal reserve and $0.3 million in other revenue, for the quarter a year ago, representing a decrease of 50%.

The Company reported a net loss of $5.9 million, or $0.28 per basic and diluted share, for the quarter ended December 31, 2002, compared to net income of $1.3 million, or $0.06 per basic and diluted share, for the quarter ended December 31, 2001.

The net loss of $5.9 million for the quarter ended December 31, 2002 is principally the result of a $5.3 million provision for income taxes due to the Company providing a full valuation allowance against its deferred tax assets. The Company has deferred tax assets that have arisen primarily as a result of operating losses incurred and other temporary differences between book and tax accounting. The Company determined during the quarter ended December 31, 2002 that there is a likelihood that some portion or all of the deferred tax assets will not be realized and, therefore, provided a full valuation for these assets. If the Company generates future taxable income against which these tax assets may be applied, some portion or all of the valuation allowance would be reversed and a corresponding increase in net income would be reported in future periods.

On an operating segment basis, the Company's Subscription/PPV TV Group reported revenue of $6.8 million for the quarter ended December 31, 2002 as compared to $7.3 million for the quarter a year ago, representing a decrease of 7%. Revenue from the Subscription/PPV TV Group's Cable/DBS services was $5.0 million for both quarters. Revenue from the Group's C-Band services declined 22% from $2.3 million for the quarter ended December 31, 2001 to $1.8 million for the quarter ended December 31, 2002. This decrease reflects the continued erosion of the C-Band market, with addressable subscribers declining 30% year over year.

EBITDA for the Subscription/PPV TV Group was $1.9 million for the quarter ended December 31, 2002, down from $2.0 million for the quarter ended December 31, 2001, representing a decrease of 5%. Operating expenses declined from 33% of net revenue for the quarter ended December 31, 2001 to 26% for the quarter ended December 31, 2002. Total operating expenses for the Subscription/PPV TV Group declined 25% year over year for the quarter ended December 31, 2002.

The Company's Internet Group reported net revenue of $1.8 million for the quarter ended December 31, 2002, representing a decrease of 65% from net revenue of $5.1 million for the quarter ended December 31, 2001. Gross margin for the Internet Group improved from 49% to 56% year over year for the third quarter as a result of restructuring the Group's technical infrastructure and moving it from Los Angeles to Boulder. Operating expenses decreased 64% year over year for the third quarter as a result of the restructuring completed in the fourth quarter of the prior fiscal year.

Adjusted EBITDA for the Internet Group was $0.4 million for the quarter ended December 31, 2002, prior to a $0.3 million decrease in its restructuring reserve related to an adjustment in the estimate of certain employment contracts and a $0.8 million loss related to an impairment in value of several of the Group's URLs, representing a 67% decrease from EBITDA of $1.2 million for the quarter ended December 31, 2001.

Based on the continued declining results generated by the Internet Group, the Company also announced today that it intends to restructure its Internet Group for a final time during the fourth quarter of its fiscal year ended March 31, 2003. The Company will be terminating 50% of its Internet work force and eliminating its Pay-Per-Click, sale of traffic, and email revenue streams, which have achieved poor margins for the Internet Group during the past year. Subsequent to this, the Internet Group will focus primarily on the sale of content packages to adult webmasters and the marketing of its premiere broadband site, www.ten.com, to third party gatekeepers and to consumers viewing the Subscription/PPV TV Group's networks. The Company expects to take a charge during its fourth quarter of the current fiscal year for this final restructuring.

"The Company has experienced significant growth in several of its Pay TV Group's business segments during this fiscal year. Our Video-on-Demand business has grown from 500,000 addressable subscribers last year to 4.9 million addressable subscribers as of December 31, 2002, making us the dominant provider of adult VOD content to cable operators in the U.S. In addition, the distribution of our branded pay-per-view networks through cable television operators has grown 27% year over year," stated Ken Boenish, President of The Erotic Networks, the Company's Subscription/PPV TV Group.

"The recently announced On Command distribution agreements demonstrate the Company's ability to leverage existing content and technology infrastructure to create new revenue opportunities. What makes this opportunity with On Command unique is the ability that we now have to cross market our branded content on pay television and broadband interactive platforms. This deal represents the direction we are taking the Pay TV business with our other distribution partners," continued Mr. Boenish.

The Company also announced today that Mark Kreloff has resigned as the Company's Chairman and Chief Executive Officer in order to pursue other business interests. Mr. Kreloff will continue to serve as a director of New Frontier Media and will remain employed by the Company through March 31, 2003. As a result of Mr. Kreloff's resignation Michael Weiner, who currently serves as Executive Vice President of the Company, was appointed by the Board of Directors to the office of President.

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates", or variations of such words are intended to identify such forward-looking statements. The forward-looking statements include, but are not limited to, the Company's ability to create new revenue opportunities through the On Command distribution agreements, our ability to cross market our branded content on pay television and broadband interactive platforms and the outcome of any contingencies are forward-looking statements. All forward-looking statements made in this press release are made as of the date hereof, and the company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Please refer to the Company's Form 10-K and other filings with the SEC for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports. Copies of these filings are available through the SEC's electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov.


CONSOLIDATED OPERATING RESULTS
 (in 000's except per share amounts)
                                                           THREE MONTHS ENDED       NINE MONTHS ENDED
                                                              DECEMBER 31               DECEMBER 31

                                                           2002         2001        2002        2001
                                                           ----         ----        ----        ----
Sales, net                                               $ 8,590      $12,400    $ 27,467     $41,221

Cost of Sales                                              4,413        6,104      14,141      20,124

Gross Profit                                               4,177        6,296      13,326      21,097

  Operating Expenses                                       3,890        5,810      14,963      18,868

  Restructuring/Impairment Expenses                          549            0       4,268           0

Operating Income (Loss)                                     (262)         486     (5,905)       2,229

  Other Income (Expense)                                    (420)       1,622     (1,437)         735

Net Income (Loss) Before Provision For Income Taxes         (682)       2,108     (7,342)       2,964

Provision for Income Taxes                                (5,266)        (845)     (5,266)     (1,190)

Net Income (Loss)                                         (5,948)       1,263    (12,608)       1,774

Basic Earnings (Loss) per Share                           ($0.28)       $0.06     ($0.59)       $0.08

Diluted Earnings (Loss) per Share                         ($0.28)       $0.06     ($0.59)       $0.08

Diluted Weighted Average Shares Outstanding               21,323       22,168     21,302       22,235


This Condensed Statement of Operations should be read in conjunction with the Company's Form 10-Q, Form 10-K and other SEC filings. To obtain copies, please contact Trish DeSandro at New Frontier Media, Inc.

 Reconciliation of Net Income (Loss) to EBITDA Reported:

 Net Income (Loss)                                       (5,948)        1,263    (12,608)       1,774

 Add Back:

         Interest Expense                                   433           439      1,371        1,451

         Amortization & Depreciation
         (excluding content amort.)                         749         1,480      2,725        4,306

         Income Taxes                                     5,266           845      5,266        1,190
 Subtract:
         Interest Income                                     13            40         52          165

 EBITDA                                                     487         3,987     (3,298)       8,556

 Add Back:

         Restructuring/Impairment Expense                   549             0      4,268            0

         Loss on Write Off of Stock                           0             0        118            0

 Subtract:
         Litigation Reserve                                   0         1,680          0        1,680

         Other Revenue                                        0           341          0          341

 Adjusted EBITDA                                          1,036         1,966      1,088        6,535


New Frontier Media, Inc. will be conducting its conference call and web cast to discuss earnings on Tuesday, February 18, 2003 at 4:15 p.m. Eastern Time. The participant phone number for the conference call is (800) 257-6566. To participate in the web cast please log on to www.noof.com and click on Investor Relations, then Webcasts & Events. A replay of the conference call will be available for seven days after 5:15 p.m. Eastern Time on February 18th at (800) 405-2236, access code 525060. The replay will also be archived on the Corporate web site at www.noof.com.

ABOUT NEW FRONTIER MEDIA, INC.
New Frontier Media, Inc. is a leading distributor of adult entertainment via electronic platforms. The Company delivers the most extensive lineup of quality programming over the broadest range of electronic means including cable, satellite, Internet, Broadband and video-on-demand.

The Erotic Networks(TM), the umbrella brand for the Company's subscription and pay television subsidiary, provides pay-per-view and subscription TV networks to over 37 million cable, DBS (direct broadcast satellite) and C-band households throughout North America. The Erotic Networks(TM) include Pleasure(TM), TEN(TM), TEN Clips(TM), TEN Xtsy(TM), TEN Blue(TM), TEN BluePlus(TM), TEN Blox(TM) and TEN Max(TM). These networks represent the widest variety of editing standards available and are programmed without duplication to offer the most extensive selection of adult network programming under a single corporate umbrella.

For more information contact Karyn Miller, Chief Financial Officer, at (303) 444-0900, extension 102, and please visit our web site at www.noof.com.